QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

October 17, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

SEPTEMBER 2007 SUBSCRIBER FIGURES

Tokyo, Japan—Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of September 30, 2007 served by J:COM's 21 managed franchises reached approximately 2.73 million, up 477,500, or 21.2% since September 30, 2006. The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 4.79 million, up 825,700 or 20.8% since September 30, 2006. The bundle ratio (average number of services received per subscribing household) including Cable West Inc. remained unchanged at 1.76; however, excluding Cable West Inc., the bundle ratio increased to 1.80 as of September 30, 2007 from 1.76 since September 30, 2006. The cable television digital migration rate as of September 30, 2007 increased to 63% from 47% as of September 30, 2006.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of September 30, 2007	2,246,200	1,224,400	1,316,700	4,787,300	2,727,500
	Digital: 1,414,300
As of September 30, 2006	1,864,700	992,600	1,104,300	3,961,600	2,250,000
Net year-over-year increase	381,500	231,800	212,400	825,700	477,500
Net increase as percentage	20.5%	23.4%	19.2%	20.8%	21.2%

Results for J:COM's consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 20 franchises; 40 systems:

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of September 30, 2007	2,159,700	1,182,000	1,259,900	4,601,600	2,615,300
	Digital: 1,365,400
As of September 30, 2006	1,778,000	953,100	1,052,600	3,783,700	2,141,400
Net year-over-year increase	381,700	228,900	207,300	817,900	473,900
Net increase as percentage	21.5%	24.0%	19.7%	21.6%	22.1%

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan's largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 21 managed franchises (as of September 30, 2007) operating at the local level serving approximately 2.73 million subscribing households (as of September 30, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or "homes passed" in J:COM franchise areas is approximately 9.9 million (of which Cable West Inc. has approximately 1.4 million as of September 30, 2007). Jupiter TV Company, formerly Jupiter TV Co., Ltd., which was recently merged with J:COM, invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication's principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM's website at http://www.jcom.co.jp

# # #

Certain statements in this news release may constitute "forward-looking statements," which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

QuickLinks

JUPITER TELECOMMUNICATIONS ANNOUNCES SEPTEMBER 2007 SUBSCRIBER FIGURES
Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)